Exhibit 1
FOR IMMEDIATE RELEASE
January 30, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Change in Directors
Nissin Co., Ltd. hereby announces a change in position of a member of its Board of Directors as of February 1, 2006, pursuant to a resolution adopted by the Board of Directors at its meeting held today.

New Title	Name	Current Title
Senior Managing Director &	Hitoshi Higaki	Senior Managing Director &
Executive Officer		Executive Officer
(General Manager
Internal Control Dept.)